EX-23.1

KMPG

Somekh Chaikin

Mail address      Office address    Telephone 972 2 5377171
PO Box 212        216 Jaffa Road    Fax 972 2 5377272
Jerusalem 91001   Jerusalem 94383
Israel            Israel

            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Directors
GuruNet Corporation

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated May 11, 2004, except for Note 12 as to which the date is July 13, 2004, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, negative cash flows from operations, and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

August 5, 2004

[LOGO] Somekh Chaikin, a partnership registered under the Israeli Partnership Ordinance, is a member of KPMG International, a Swiss cooperative.